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Exhibit 11.1

Schedule Regarding Computation of Per Share Earnings
----------------------------------------------------
(OOO's except per share data)

                                        Twelve Months Ended December 31,
                                       1999           1998           1997
                                       ----           ----           ----

Net loss                             $(7,092)      $(21,821)       $(1,135)
                                     =======       ========        =======

Weighted average common shares         8,032          8,057          4,430
Common equivalent shares:
Dilutive Stock options                    --             --             --
Dilutive Warrants                         --             --             --
                                     -------       --------        -------
Common and common equivalent shares    8,032          8,057          4,430
                                     =======       ========        =======

Loss per common and common
      equivalent share               $ (1.08)      $  (2.71)       $ (0.26)
                                     =======       ========        =======